EXHIBIT 99.1

                         EPOCH HOLDING CORPORATION
         ANNOUNCES RESULTS OF 2005 ANNUAL MEETING OF STOCKHOLDERS

NEW YORK - (BUSINESS WIRE)   November 17, 2005   Epoch Holding Corporation
("Epoch" or the "Company") conducted its Annual Meeting of Stockholders on November 15, 2005. The Company's stockholders voted to re-elect the existing Board of Directors: Allan R. Tessler, William W. Priest, Jeffrey
L. Berenson, Peter A. Flaherty, Eugene M. Freedman, and David R. Markin, to serve in office until the next Annual Meeting of Stockholders, and/or until their respective successors are duly elected and qualified.

Mr. Allan Tessler, Chairman of the Board of Directors, opened the meeting and expressed that the Board was pleased with the Epoch team's achievements, their integrity, and their focus displayed during the past year. He congratulated the management of Epoch on behalf of the Board of Directors for their success thus far, and their continued efforts on behalf of clients and stockholders.

Mr. Priest, the Company's Chief Executive Officer, then commented on the Company's progress over the past fiscal year, including the increase of assets under management from approximately $850 million at June 30, 2004 to approximately $1.4 billion at June 30, 2005. He further added that as of today, assets under management plus assets committed to be managed before the end of the 2005 calendar year exceed $1.9 billion.

Additionally, during the past year, Epoch initiated two mutual funds   the
Epoch International Small Cap Fund and the Epoch U.S. All Cap Equity Fund, and anticipates the launch of a third fund, the Epoch Global Equity Shareholder Yield Fund, around calendar year-end.

"All in all," Mr Priest stated, "our first full fiscal year was a success in the ways that matter to an investment firm - strong performance for clients, substantial growth in assets under management, and growth in the professional staff." Mr. Priest reiterated Epoch's continued commitment "to build an investment firm of substance for our clients, our employees, and our stockholders."

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York with offices in Sherman Oaks, Calif., the company's current product offering includes U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Absolute Return; and, as of January 2005, International Small Cap.

Additional information about Epoch Holding Corporation and Epoch Investment Partners can be found at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Contacts at Epoch Holding Corporation:

Adam Borak, 212-303-7200
or
Phil Clark, 212-303-7200